Exhibit 99.A

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of December 15, 2023 (the “Effective Date”), is by and between Peter J. Nolan (“Nolan”), and Limoneira Company, a Delaware corporation (the “Company”). Capitalized terms used in this Agreement shall have the meanings set forth herein.

WHEREAS, the Company and Nolan desire to enter into an agreement regarding the appointment of Nolan to the Company’s Board of Directors (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Nolan and the Company agree as follows:

1. Board of Directors.

(a) New Director. Within one business day (as defined below) following the Effective Date and subject to the provision by Nolan of any information reasonably requires to complete Company’s customary onboarding procedures, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to (1) create a vacancy and appoint Nolan as a member of the Board, effective January 1, 2024, with an initial term expiring at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) and (2) appoint Nolan to the Risk Management Committee of the Board and the Audit and Finance Committee of the Board, effective January 1, 2024.

(b) Company Policies. The parties acknowledge that Nolan, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure policies, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, reimbursement and fees, as are applicable to all non-employee directors of the Company. For the avoidance of doubt, each member of the Board (including Nolan) shall be required to preserve the confidentiality of, and not disclose to any person who is not a Representative (including Nolan Capital, Inc. and its Representatives in their capacity as such), non-public information of the Company or any of its subsidiaries, including discussions or matters considered in meetings of the Board or Board committees in accordance with Company Policies.

(c) Termination. The Company’s obligations under this Section 1 shall terminate upon (i) Nolan’s death or disability, and (ii) any material breach of this Agreement (including Section 2) by Nolan upon twenty (20) business days’ written notice by the Company to Nolan if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

2. Cooperation.

(a) Non-Disparagement. Nolan and the Company agree that, from the Effective Date until the date that is thirty (30) calendar days prior to the notice deadline under the Company’s Amended and Restated Bylaws for the nomination of director candidates for election to the Board at the Company’s 2025 Annual Meeting of Stockholders (such period, the “Cooperation Period”), the Company and Nolan shall refrain from making, and shall cause their respective controlling and controlled (and under common control) Affiliates and their respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made, any statement or announcement that disparages, defames, slanders, or impugns (A) in the case of any such statements or announcements by Nolan or his Covered Persons: the Company and its Affiliates or any of its or their respective current or former Covered Persons; and (B) in the case of any such statements or announcements by the Company or its Covered Persons: Nolan and his Affiliates or any of their respective current or former Covered Persons, in each case including (x) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC (as defined below) or any other governmental or regulatory authority, (y) in any press release or other publicly available format, and (z) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview, podcast, or Internet or social media communication). The foregoing shall not (I) restrict the ability of any person (as defined below) to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder, (II) apply to any private communications among Nolan and his Affiliates, Covered Persons and Representatives (in their respective capacities as such), or (III) apply to any private communications among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such).

(b) Voting. During the Cooperation Period, Nolan will cause all of the Common Stock that Nolan or any of his controlled (or under common control) Affiliates has the right to vote (or to direct the vote), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof or to deliver consents or consent revocations, as applicable, in connection with any action by written consent of the stockholders of the Company in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any annual meeting or, if applicable, any other meeting or action by written consent of stockholders of the Company held during the Cooperation Period, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election, and (iii) against any proposals or resolutions to remove any member of the Board (unless such proposal or resolution is supported by the Board).

(c) Standstill. During the Cooperation Period, Nolan will not, and will cause his controlled (and under common control) Affiliates and their respective Representatives acting on their behalf (collectively with the Nolan, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of the Company or the Board:

(i) acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party (as defined below) in the acquisition of record or beneficial ownership of or economic exposure to any Voting Securities (as defined below), in each case, if such acquisition, offer, agreement or transaction would result in Nolan (together with his Affiliates) having beneficial ownership of, or aggregate economic exposure to, more than 20.0% of the Common Stock outstanding at such time;

(ii) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or act by written consent in lieu of a meeting (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, or (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board;

(iii) make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provisions providing for stockholder access to books and records;

(iv) engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act (as defined below)) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company;

(v) make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”), either publicly or in a manner that would reasonably be expected to require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company; provided that such Extraordinary Transaction is not initiated by any Restricted Persons);

(vi) make any public proposal with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement or (B) any other change to the Board or the Company’s management, or corporate or governance structure;

(vii) form, join or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than solely with Affiliates of Nolan with respect to Voting Securities now or hereafter owned by them;

(viii) enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement (B) solely with Affiliates of Nolan or (C) granting proxies in solicitations approved by the Board;

(ix) institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 9, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with validly issues legal process; or

(x) enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c);

provided that the restrictions in this Section 2(c) shall terminate automatically upon the earliest to occur of (i) any material breach of this Agreement by the Company (including, without limitation, a failure to appoint Nolan to the Board and committees in accordance with Section 1(a), or issue the Press Release in accordance with Section 3) upon five (5) business days’ written notice by Nolan to the Company if such breach has not been cured within such notice period, provided that Nolan is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period, (ii) the announcement by the Company of its entry into a definitive agreement with respect to any Extraordinary Transaction that would result in (a) the acquisition by any person or group of more than 35% of the Company common stock or (b) the stockholders of the Company immediately prior to the Extraordinary Transaction cease to own less than 65% of the Company (or the surviving or resulting corporation), and in each case which Extraordinary Transaction was not encouraged, facilitated or solicited by any Restricted Person, and (iii) the commencement of any tender or exchange offer (which offer was not encouraged, facilitated or solicited by any Restricted Person) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 35% of the Company common stock.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 2(c)) will prohibit or restrict any of the Restricted Persons from (A) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought or taking any action necessary to comply with any law, rule or regulation or any action required by any governmental authority or regulatory or stock exchange (so long as such process or request did not arise as a result of discretionary acts by any

Restricted Person), (B) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (C) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (D) privately communicating with the Board or the Company’s senior executives, or members of the investor relations team made available for communications involving broad-based groups of investors (including through participation in investor meetings and/or conferences), regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons. Notwithstanding anything to the contrary in this Agreement, nothing in this paragraph 2 or elsewhere in this Agreement will prohibit or restrict Nolan in his personal capacity as a director from exercising his rights and fiduciary duties as a director of the Company or restrict his discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company.

3. Public Announcement. Not later than 8:00 a.m. Eastern Time on December 18, 2023, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). Substantially concurrently with the issuance of the Press Release (and not later than 9:30 a.m. Eastern Time on December 18, 2023), the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide Nolan and his Representatives with a copy of such Form 8-K prior to its filing with the SEC and shall consider any timely comments of Nolan and his Representatives. Within one business day of the issuance of the Press Release (and not later than 9:30 a.m. Eastern Time on December 19, 2023), Nolan shall file an amendment to the Schedule 13D filed by Nolan with respect to the Company disclosing his entry into this Agreement and including a copy of this Agreement as an exhibit thereto. Nolan shall provide the Company and its Representatives with a copy of such Schedule 13D prior to its filing with the SEC and shall consider any timely comments of the Company and its Representatives.

Except as required by law or the rules and regulations of any stock exchange or market upon which the Company’s securities are traded, neither of the Company or any of its Affiliates nor Nolan or any of his Affiliates shall make any public statement regarding the subject matter of this Agreement, or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.

4. Representations and Warranties of the Company. The Company represents and warrants to Nolan as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract or other binding commitment to which the Company is a party or by which it is bound.

5. Representations and Warranties of Nolan. Nolan represents and warrants to the Company as follows: (a) Nolan has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by Nolan, constitutes a valid and binding obligation and agreement of Nolan and, assuming the valid execution and delivery hereof by the Company, is enforceable against Nolan in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by Nolan does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Nolan, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract or other binding commitment to which Nolan is a party or by which he is bound.

6. Definitions. For purposes of this Agreement:

(a) the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include any person who becomes an Affiliate at any time subsequent to the date of this Agreement; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and Nolan and his Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to Nolan, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of Nolan or his Affiliates (unless such portfolio operating company is acting at the direction of Nolan or any of his Affiliates to engage in conduct that is prohibited by this Agreement);

(b) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c) the term “business day” shall mean any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;

(d) the term “Common Stock” means the Company’s Common Stock, par value $0.01 per share;

(e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

(f) the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(g) the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;

(h) the term “SEC” means the U.S. Securities and Exchange Commission;

(i) the term “Third Party” means any person that is not a party to this Agreement or an Affiliate thereof, not a director or officer of the Company, and not legal counsel to any party to this Agreement; and

(j) the term “Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that as pertains to any obligations of Nolan or any Restricted Persons hereunder (including under Section 2(c)), “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company.

7. Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one (1) business day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:

if to the Company:

Limoneira Company

1141 Cummings Road

Santa Paula, CA 93060

Attention: Mark Palamountain

Email:       mpalamountain@limoneira.com

with a copy to:

Squire Patton Boggs (US) LLP

1201 West Peachtree Street, Suite 3150

Atlanta, GA 30309

Attention: Alison N. LaBruyere

Email:       alison.labruyere@squirepb.com

if to Nolan:

Peter J. Nolan

Nolan Capital, Inc.

338 Pier Avenue

Hermosa Beach, CA 90254

Attention: Peter J. Nolan

Email:       nolan@nolancap.com

with a copy to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attention: Bradley L. Finkelstein

Email:       bfinkelstein@omm.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.

8. Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.

9. Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a) The Company and Nolan acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and Nolan will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND NOLAN AGREE: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE THE OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b) The Company and Nolan each: (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

(c) Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

10. Severability. If at any time after the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

11. Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Section 6 to Section 16 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

12. Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.

13. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and Nolan and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.

14. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15. Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter thereof. This Agreement may be amended only by an agreement in writing executed by the Company and Nolan.

16. Interpretation and Construction. The Company and Nolan each acknowledge that they have been represented by counsel of their choice throughout all negotiations that have preceded the execution of this Agreement, and that they have executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and Nolan, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature page(s) follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

PETER J. NOLAN

/s/ Peter J. Nolan

LIMONEIRA COMPANY

By:	/s/ Harold S. Edwards
Name:	Harold S. Edwards
Title:	President and Chief Executive Officer

EXHIBIT A

Press Release